Exhibit 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated February 23, 2016 on the financial statements and financial highlights of the Driehaus Mutual Funds for the year ended December 31, 2015, in Post-Effective Amendment No. 94 to the Registration Statement (Form N-1A, No. 333-05265) and related Prospectus and Statement of Additional Information of the Driehaus Mutual Funds.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

April 21, 2016